Exhibit 10.3

EXECUTION COPY

FREEPORT-MCMORAN COPPER & GOLD INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), and James C. Flores (“Employee”) is entered into effective as of February 27, 2014 (the “Effective Date”). Capitalized terms not otherwise defined in the text of this Agreement shall have the meaning set forth in Annex A hereto.

WHEREAS, Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to continue to employ Employee and Employee desires to be employed by the Company; and

WHEREAS, Employee has previously entered into an Amended and Restated Employment Agreement with Plains Exploration & Production Company (“Plains Exploration”), dated as of June 9, 2004 (the “2004 Agreement”), as amended by the amendment, dated as of March 12, 2008 (the “Amendment”), as further amended pursuant to that Restricted Stock Unit Agreement, dated as of November 4, 2010 (the “2010 RSU Agreement”), and further amended pursuant to that certain letter agreement between Employee and the Company, dated as of December 5, 2012 (the “2012 Letter Agreement” and, together with the 2004 Agreement, the Amendment and the 2010 RSU Agreement, the “Prior Agreement”); and

WHEREAS, the parties desire to amend and restate the Prior Agreement to update it to reflect the terms of the 2012 Letter Agreement and to make certain other changes which are incorporated herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Employment-at-will. The Company agrees to employ Employee, and Employee hereby agrees to be employed by the Company. Employment of Employee shall be at will and may be terminated by either party on the terms and conditions set forth in this Agreement.

2. Term. Subject to the provisions for termination provided in the Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through the fifth anniversary of the Effective Date (the “Scheduled Termination Date”); provided, however, that upon a Change of Control, the Term shall automatically be renewed so that the Scheduled Termination Date is not less than three (3) years from the effective date of such Change of Control. Notwithstanding the foregoing, commencing on the Scheduled Termination Date and each anniversary of the Scheduled Termination Date thereafter (each, a “Renewal Date”), the Term will automatically be extended for one additional year unless no later than five (5) months prior to the upcoming Renewal Date, the Compensation Committee of the Board (the “Committee”) has given written notice to Employee that it does not wish to extend this Agreement.

3. Employee’s Positions and Duties.

(a) During the Term, Employee shall (i) serve as a Vice Chairman of the Company and the Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC, the Company’s subsidiary owning the oil and gas businesses and operations of the Company (the “Oil & Gas Business”), with sole oversight over the Oil & Gas Business, with the duties and responsibilities commensurate with such titles and offices and such other duties and responsibilities as reasonably may be assigned to him by the Chairman of the Company (the “Chairman”) commensurate with such titles and offices, and (ii) report directly to the Chairman. During the Term, the three (3) individuals serving as executive vice presidents of Plains Exploration as of immediately prior to the consummation of the merger between the Company and Plains Exploration shall continue to report to Employee for so long as each such individual is employed by the Company or any of its Affiliates, except if Employee otherwise determines that any such individual shall cease reporting to Employee. Employee agrees to serve without additional compensation if elected or appointed to the Board, in one (1) or more offices, or as a director of any Subsidiary. For purposes of this Agreement, a “Subsidiary” shall mean any entity in which the Company owns a majority of the voting stock of the class of securities (or other interests in the case of a limited liability company or partnership) that may vote in the election of the members of the governing body of such entity.

(b) Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder: (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach on a part-time basis at educational institutions but not more than twenty (20) hours per month, and (iii) manage his personal investments; provided, however, that in no event shall the conduct of any such activities by Employee be deemed to materially interfere with Employee’s duties hereunder until Employee has been notified in writing thereof by the Board and given a reasonable period in which to cure such interference. In addition, Employee shall be permitted to manage his personal investments, provided that (A) such management shall not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder or violate the Company’s conflicts policy as in effect from time to time, (B) Employee informs the Board of any conflicts of interest (whether actual or apparent) with the Company and any of its Subsidiaries, including any event reasonably likely to raise the appearance of conflicts, and (C) Employee notifies the Board of, and discusses with the Board with respect to, any opportunities presented to Employee or any of the entities in which Employee owns a majority interest in connection with such continued ownership and management that should be offered to the Company or its Subsidiaries. Notwithstanding the foregoing, the Company agrees that Employee’s management of his current personal investments, as disclosed to the Company prior to the Effective Date, shall not be deemed to materially interfere with his duties hereunder.

(c) The Company agrees to (i) nominate Employee as a director of the Company during the Term and (ii) use its best efforts to cause Employee to be elected or appointed, or re-elected or reappointed, as a director of the Company during the Term.

4. Compensation.

(a) Base Compensation. For services rendered by Employee under this Agreement, while employed during the Term, the Company shall pay to Employee a base salary (“Base Compensation”) of $1,250,000.00 per annum effective February 1, 2014, payable in accordance with the Company’s customary payroll practice for its senior executive officers. The amount of Base Compensation shall be reviewed periodically by the Committee and may be increased from time to time as the Committee may deem appropriate and, unless Employee otherwise consents in writing, shall be increased if and to the same extent as the annual base salary applicable to each of the Chairman and the current President and Chief Executive Officer of the Company (the “Peer Executives”) is increased; provided, however, that the Base Compensation, as in effect at any time, may not be decreased without the prior written consent of Employee. For purposes of this Agreement, the term “Base Compensation” shall refer to Base Compensation as in effect from time to time.

(b) Annual Bonus. In addition to his Base Compensation, while employed during the Term, Employee shall be eligible to receive with respect to each fiscal year of the Company ending during the Term, an annual incentive award under the applicable incentive or bonus compensation plan of the Company that is applicable to the Peer Executives (the “Annual Incentive Plan”) based on an annual target incentive opportunity that is the same as the annual target incentive opportunity applicable to the Peer Executives as determined by the Committee from time to time (the most recently established target incentive opportunity referred to herein as the “Target Bonus”). The actual bonus, if any, shall be paid not later than the fifteenth day of the third calendar month following the later of (i) the last day of the calendar year in which the bonus was earned or (ii) the last day of the Company’s fiscal year in which the bonus was earned ends, except as the Committee may otherwise determine.

(c) Equity Compensation. While employed during the Term, Employee shall be eligible to participate in any equity compensation arrangement or plan offered by the Company to the Peer Executives on such terms and conditions as the Committee shall determine, with annual awards to have the same terms and conditions as applicable to the Peer Executives. Nothing herein shall be construed to give Employee any rights to any amount or type of awards, or rights as a stockholder pursuant to any such plan, grant or award except as provided in such award or grant to Employee provided in writing and authorized by the Committee.

5. Other Benefits; Business Expenses.

(a) While employed during the Term, Employee shall be entitled to participate in all incentive compensation, savings, welfare benefit, fringe benefit and perquisite plans and arrangements and any retirement plan or arrangement adopted by the Company in the future (which in all cases excludes the supplemental executive retirement plan in which the Peer Executives participate as of the Effective Date), in each case applicable to and to the same extent as the Peer Executives, as in effect from time to time. Employee shall be entitled to take appropriate and reasonable annual vacation time provided that such vacation time does not interfere with his duties hereunder.

(b) The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the performance of his duties, which expenses will be subject to the oversight of the Audit Committee of the Board in the normal course. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation. Employee shall be entitled to personal use of the Company aircraft in accordance with the Oil & Gas Business policy for such use by senior executives.

6. Termination of Employment. Employee’s employment may be terminated as set forth below:

(a) Death. If Employee’s employment is terminated due to his death during the Term, this Agreement shall terminate and the Company shall have no obligations to his estate or legal representatives with respect to this Agreement other than the payment of (i) Base Compensation accrued but unpaid through the date of termination and reimbursement of expenses prior to such date, each case to the extent unpaid (the “Accrued Obligations”), (ii) a right to receive a pro-rata bonus in respect of the year in which the Date of Termination (as defined in Section 7(b)) occurs determined and payable as set forth below (the “Pro Rata Bonus”), and (iii) any benefits applicable upon Employee’s death under the terms of any outstanding equity grants in accordance with the terms thereof. The Pro Rata Bonus for the fiscal year of the Company in which the Date of Termination occurs shall be determined by multiplying (A) the bonus Employee would have received pursuant to the terms of the Annual Incentive Plan as determined by the Committee had he remained employed by the Company through the last day of the applicable fiscal year, by (B) the fraction obtained by dividing the number of days in the year through the Date of Termination by three hundred sixty-five (365). To the extent that the Committee exercises negative discretion in determining bonus awards under the Annual Incentive Plan for the fiscal year in which the Date of Termination occurs, such negative discretion may not be applied in a manner more adverse to Employee than to the Peer Executives. The Accrued Obligations shall be paid to Employee’s estate or beneficiary within twenty (20) business days of the Date of Termination, and the Pro Rata Bonus shall be paid to Employee’s estate or beneficiary at the time annual cash bonuses are paid to the Peer Executive in accordance with the terms of the Annual Incentive Plan but no later than March 15 of the year following in the year in which the Date of Termination occurs.

(b) Disability. If Employee shall have been absent from the full-time performance of Employee’s duties with the Company for six (6) consecutive months as a result of Employee’s incapacity due to physical or mental illness as determined by Employee’s physician (“Disability”), Employee’s employment may be terminated by the Company for Disability. If Employee’s employment is terminated for Disability, Employee shall be entitled to the compensation and benefits provided in Section 6(a) at the time or times specified therein. If Employee fails during any period during the Term to perform Employee’s full-time duties with the Company as a result of incapacity due to physical or mental illness, as determined by Employee’s physician, Employee shall continue to receive his benefits under this Agreement during such period until this Agreement is terminated for Disability by the Company.

(c) Retirement. Employee may at any time retire and terminate his status as an officer and employee. “Retirement” (and variants thereof) for purposes of this Agreement is defined as Employee’s voluntary termination of his status as an officer and employee at any time after reaching age fifty-five (55), but shall not include a termination for Good Reason. In the event of Employee’s Retirement, Employee shall be entitled to the compensation and benefits provided in Section 6(a) at the time or times specified therein and the thirty-six (36) months of medical benefits set forth in Sections 6(d)(ii) and 6(d)(iii). In addition, if Employee has retired within the meaning of this Section 6(c), Employee shall also be deemed to have a qualifying “Retirement” (and variants thereof) for purposes of any Company compensation plan, arrangement or award agreement notwithstanding the terms of thereof (other than for purposes of any Company tax-qualified retirement plan, the terms of which shall continue to govern).

(d) Other Termination. The Company may terminate this Agreement and Employee’s employment for any reason deemed sufficient by the Company upon notice as provided in Section 12. For purposes of this Agreement, acceptance by the Company of Employee’s resignation upon request or by mutual agreement shall be deemed to be a termination by the Company. In the event that Employee’s employment is terminated by the Company for any reason other than Cause or if Employee resigns for Good Reason, then in addition to any compensation or benefits to which Employee may be entitled through the Date of Termination, including payment of the Accrued Obligations within twenty (20) business days of the Date of Termination, subject to any required delay pursuant to Section 18, if applicable: (i) the Company shall pay Employee a lump sum equal to three times the sum of the Base Compensation and the “Bonus Amount” (as defined below), which amount shall be paid within twenty (20) business days of the Date of Termination; (ii) for the thirty-six (36)-month period after the Date of Termination (or such earlier date on which Employee obtains comparable replacement coverage (although Employee shall have no obligation to pursue such coverage)), the Company shall continue to cover Employee (and Employee’s dependents) in the medical plan sponsored by the Company (or any successor) for its employees, provided Employee timely remits to the Company the applicable monthly premium under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (less the COBRA administrative surcharge) for such continued coverage; (iii) the Company shall reimburse Employee for any medical premium expenses incurred by Employee under (ii) within thirty (30) days after the date of such payment and request for reimbursement by Employee (and otherwise subject to Section 18); (iv) Employee shall have the right to receive a Pro Rata Bonus; and (v) all then outstanding Company stock-based awards then held by Employee and all then outstanding equity compensation awards granted pursuant to Section 4(c) (including without limitation any stock-based awards that have been granted prior to the Effective Date) (collectively, the “Employee Equity Awards”) shall immediately vest and become exercisable, with any performance goals associated therewith being deemed to have been achieved at the maximum levels, provided that, notwithstanding the foregoing, with respect to an Employee Equity Award that vests or the amount of which is determined based on the achievement of performance goals and that is intended to satisfy the qualified performance based compensation exception of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Employee shall be considered to have satisfied the service requirement of each such award but the vesting and/or the determination of the amount earned in respect of such Employee Equity Award shall continue to be contingent upon the achievement of the performance goals set forth in the award agreement (except as may otherwise be provided under the applicable award agreement upon a Change of Control, to the extent applicable) as if Employee was an active employee and such award shall otherwise be determined and paid in accordance with its terms based on the actual achievement of any performance goals but shall not be subject to proration. For purposes of this Agreement, the term “Bonus Amount” shall mean (x) prior to a Change of Control and after the third (3rd) anniversary of a Change of Control, the Target Bonus, and (y) during the three (3) year period following a Change of Control, the greater of (A) the Target Bonus or (B) the highest bonus paid to Employee for any of the immediately preceding three (3) fiscal years of the Company, which amount described in clause (B) shall not include any premium received in connection with Employee’s participation in any equity award program offered by the Company, but shall include the grant date value of any equity awards granted to Employee in lieu of a portion of the bonus for a given year.

(e) Termination for Cause or Resignation without Good Reason.

(i) Notwithstanding the foregoing provisions of this Section 6, in the event that, during the Term, Employee is terminated for Cause or resigns without Good Reason (for the avoidance of doubt, excluding a Retirement after attaining age fifty-five (55)), the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than the payment of the Accrued Obligations within twenty (20) business days after the Date of Termination.

(ii) For purposes of this Agreement, “Cause” shall mean:

(A) the failure by Employee to perform reasonably assigned duties with the Company;

(B) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company and its Subsidiaries taken as a whole;

(C) Employee’s having been convicted of, or entered a plea of nolo contendere to burglary, larceny, murder or arson or a crime involving deceit, fraud, perjury or embezzlement; or

(D) failure to notify the Company of any actual or apparent conflicts of interest relating to Employee’s management of personal investments in accordance with Section 3.

Notwithstanding the foregoing, prior to any termination for Cause under clauses (A), (B) or (D) above, (I) the Company must provide Employee with reasonable notice detailing the failure or conduct which the Board believes to constitute Cause, (II) the Company must provide Employee a reasonable opportunity to cure such failure or conduct, and (III) after such notice and an opportunity to cure, a majority of the Board must reasonably determine that Employee has not cured such failure or conduct. Notwithstanding the foregoing provisions, Employee shall not be deemed to have been terminated for Cause unless and until Employee shall have been provided an opportunity to be heard in person by the Board (with the assistance of Employee’s counsel if Employee so desires).

(f) Resignation for Good Reason.

(i) If Employee resigns his employment for Good Reason during the Term, Employee shall be entitled to the compensation and benefits provided in Section 6(d) at the time or times specified therein.

(ii) For purposes of this Agreement, “Good Reason” shall mean the material breach of any of the Company’s obligations under this Agreement without Employee’s written consent or the occurrence of any of the following circumstances, without Employee’s written consent:

(A) the assignment to Employee by the Board of any duties that materially adversely alter the nature or status of Employee’s office, title, responsibilities, including reporting responsibilities, from those in effect immediately prior to such assignment;

(B) the failure by the Company to continue in effect any compensation plan in which Employee participates that is material to Employee’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to Employee, unless any such failure to continue in effect any compensation plan or participation relates to a discontinuance of such plans or participation on a management-wide or Company-wide basis;

(C) the taking of any action by the Company which would directly or indirectly materially reduce or deprive Employee of any material pension, welfare or fringe benefit then enjoyed by Employee, unless such action relates to a discontinuance of benefits on a management-wide or Company-wide basis;

(D) the relocation of the principal executive offices of the Oil & Gas Business outside the greater Houston, Texas metropolitan area, or the Company’s requiring Employee to relocate anywhere other than the location of the principal executive offices of the Oil & Gas Business, except for required travel on the Company’s business to an extent substantially consistent with Employee’s obligations under this Agreement;

(E) the failure to nominate Employee as a director of the Company or to use best efforts to cause Employee to be elected or appointed, or re-elected or reappointed, as a director of the Company; or

(F) the failure by the Company to obtain a satisfactory agreement from any Successor (as defined in Section 14(a)) to assume and perform this Agreement, provided solely for purposes of this clause (F) that Employee resigns within a one-year period immediately following the Change of Control.

Employee’s right to terminate employment for Good Reason shall not be affected by Employee’s incapacity due to physical or mental illness. In addition, Employee’s continued employment following any event, act or omission, regardless of the length of such continued employment, shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, such event, act or omission constituting a Good Reason circumstance hereunder. Upon and during the three (3) year period following a Change of Control, any determination of “Good Reason” made by Employee in good faith and based upon his reasonable belief and understanding shall be conclusive.

(g) Other Benefits. Upon or following Employee’s termination, the Company will pay or deliver, as appropriate, all other benefits (if any) due to Employee under such circumstances pursuant to any employee benefit plans and incentive plans maintained by the Company or its Subsidiaries with respect to services rendered by Employee prior to the Date of Termination.

(h) Change of Control. Following a Change of Control, references in this Section 6 to the “Company” shall be understood to refer to the Post-Transaction Corporation and references in this Section 6 to “Peer Executives” shall be understood to refer to other similarly situated active senior executives of the Post-Transaction Corporation.

7. Procedural and Other Terms in the Event of Termination of Employment.

(a) Notice of Termination. Any purported termination of Employee’s employment by the Company or by Employee shall be communicated by written notice of termination to the other party hereto in accordance with Section 12. Any notice of termination shall be deemed to also be Employee’s resignation as director or officer of any Subsidiary.

(b) Date of Termination. “Date of Termination” shall mean in the case of Employee’s death, his date of death, and in all other cases, the date specified in the written notice of termination, which in no event shall be greater than thirty (30) days after the date of delivery, unless otherwise agreed by the parties in writing. If no notice is given by Employee, termination shall be effective on the last date Employee reported for work with the Company, and shall be deemed to be a voluntary termination.

(c) Resignation from Board of Directors. If Employee is a director of the Company or, following a Change of Control, the Post-Transaction Corporation or any of their respective Affiliates and his status as an officer and employee is terminated for any reason other than death, Employee shall, if requested by the Company or Post-Transaction Corporation, as applicable, immediately resign as a director of the Company or Post-Transaction Corporation and any of their respective Affiliates. If such resignation is not received within twenty (20) business days after Employee actually receives written notice from the Company or the Post-Transaction Corporation, as applicable, requesting the resignation, Employee shall forfeit any right to receive any payments pursuant to this Agreement.

(d) Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in Section 6 by seeking other employment or otherwise, nor, except as provided in Section 6(d)(ii), shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Employee as a result of employment by another employer, self-employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to the Company, or otherwise.

(e) Stock Options; Performance Units; Restricted Stock Units. The benefits under Section 6 are intended to be in addition to the value of any options to acquire Common Stock of the Company, the exercisability of which is accelerated pursuant to the terms of any stock option agreement, any restricted stock units, the vesting of which is accelerated pursuant to the terms of the restricted stock unit agreement, the performance units under the long-term performance incentive plans, and any other incentive or similar plan heretofore or hereafter adopted by the Company.

8. Excise Tax Provision.

(a) Notwithstanding any other provisions of this Agreement, if a Change of Control occurs during the Term, in the event that any payment or benefit received or to be received by Employee in connection with the Change of Control of the Company or the termination of Employee’s employment under this Agreement or any other agreement between the Company and Employee (all such payments and benefits, including the payments and benefits under Section 6, being hereinafter called “Total Payments”) would be subject (in whole or in part), to an excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash payments under Section 6 shall first be reduced, and the non-cash payments and benefits under the other sections hereof shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments); provided, however, that Employee may elect to have the non-cash payments and benefits hereof reduced (or eliminated) prior to any reduction of the cash payments under Section 6.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Employee and selected by the accounting firm (the “Auditor”) which was, immediately prior to a Change of Control or other event giving rise to a potential Excise Tax, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “Base Amount” (within the meaning set forth in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. To the extent requested by Employee, the Company or the Post-Transaction Corporation, as applicable, shall cooperate with Employee in good faith in valuing, and the Auditor shall take into account the value of, services provided or to be provided by Employee (including without limitation, Employee’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including that set forth in Section 9 of this Agreement) before, on or after the Change of Control, such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(c) At the time that payments are made under this Agreement, the Post-Transaction Corporation shall provide Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Post-Transaction Corporation has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

9. Restrictive Covenants.

(a) Confidential Information. Employee acknowledges that during the Term, the Company may disclose to Employee or provide Employee with access to trade secrets or confidential information of the Company or its Subsidiaries; or place Employee in a position to develop business goodwill on behalf of the Company or its Subsidiaries; or entrust Employee with business opportunities of the Company or its Subsidiaries. During the period of his employment hereunder and for a period of two (2) years following the termination of employment, Employee shall not, whether during the period of his employment hereunder or thereafter, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an executive of the Company, any confidential information obtained by him while in the employ of the Company with respect to the Company’s business, including but not limited to technology, know-how, processes, maps, geological and geophysical data, other proprietary information and any information whatsoever of a confidential nature, the disclosure of which he knows or should know will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee) or any information which Employee may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(b) Non-Competition. As part of the consideration for the compensation and benefits to be paid to Employee hereunder; to protect the trade secrets and confidential information of the Company or its Subsidiaries that have been and will in the future be disclosed or entrusted to Employee; the business goodwill of the Company or its Subsidiaries that has been and will in the future be developed by Employee or the business opportunities that have been and will in the future be disclosed or entrusted to Employee by the Company or its Subsidiaries; and as an additional incentive for the Company to enter into this Agreement, the Company and Employee agree to the following competition restrictions:

(i) While employed during the Term and for a period of one (1) year thereafter, Employee shall not in North America, directly or indirectly engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender or guarantor of any person engaged in any business substantially identical to the Business (defined below); provided, however, that (A) Employee may invest in stock, bonds or other securities in any such business (without participating in such business) if: (I)(x) such stock, bonds or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market and (y) such investment does not exceed, in the case of any capital stock of any one issuer, 5% of the issued and outstanding capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding, or (II) such investment is completely passive and no control or influence over the management or policies of such business is exercised, or (B) any such business shall be deemed to exclude (I) ownership by Employee or any affiliated entity of interests in Plains Resources Inc., Plains All American GP LLC, Plains AAP LP Plains All American Pipeline, L.P. and any of their respective subsidiaries and any board positions with respect to such entities, and (II) the business of Sable Minerals, Inc. as it exists on the date hereof.

(ii) The term “Business” shall mean the exploration, development and production of crude petroleum and natural gas. Notwithstanding the foregoing provisions of this Section 9(b), in the event of a termination of Employee’s employment by the Company without Cause or in the event of Employee’s resignation for Good Reason, Employee shall have no further obligations under this Section 9(b).

(c) Non-Solicitation. Employee undertakes toward the Company and is obligated, while employed during the Term and for a period of one (1) year thereafter, not to solicit or hire, directly or indirectly, in any manner whatsoever (except in response to a general solicitation), in the capacity of employee, consultant or in any other capacity whatsoever, one or more of the employees, directors or officers or other persons (hereinafter collectively referred to as “Employees”) who at the time of solicitation or hire, or in the ninety (90)-day period prior thereto, are working full-time or part-time for the Company or any of its Subsidiaries and not to endeavor, directly or indirectly, in any manner whatsoever, to encourage any of said Employees to leave his or her job with the Company or any of its Subsidiaries and not to endeavor, directly or indirectly, and in any manner whatsoever, to incite or induce any client of the Company or any of its Subsidiaries to terminate, in whole or in part, its business relations with the Company or any of its Subsidiaries.

(d) Enforcement. It is the desire and intent of the parties that the provisions of this Section 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 9 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable. Such deletion shall apply only with respect to the operation of such provisions of this Section 9 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section 9 is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

(e) Remedies. In the event of a breach or threatened breach by Employee of the provisions of this Section 9, the Company shall be entitled to an injunction and such other equitable relief as may be necessary or desirable to enforce the restrictions contained herein. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

10. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any stock option or other agreements with the Company or any of its affiliated companies.

11. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer, except by will or the laws of descent and distribution.

12. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by overnight courier or by facsimile with confirmation of receipt or on the third business day after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address and facsimile number, directed to the attention of the Board with a copy to the Secretary of the Company, and to Employee at Employee’s residence address and facsimile number on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company (“Successor”) or any corporation which becomes the ultimate parent corporation of the Company or any such Successor (“Ultimate Parent”) to expressly assume and agree in writing satisfactory to Employee to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that express assumption shall not be required where this Agreement is assumed by operation of law. As used in this Agreement, including, without limitation, in Section 3, the term “the Company” shall include any Successor and Ultimate Parent which executes and delivers the Agreement as provided for in this Section 14 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

(b) After the death or Disability of Employee, this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15. Indemnification. While employed during the Term and for a period of six (6) years thereafter, the Company shall cause Employee to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to Employee pursuant to this Section 15 shall be of a scope and on terms and conditions at least as favorable as the most favorable coverage provided to any other officer or director of the Company (or any successor). In addition, to the maximum extent permitted by the by-laws of the Company in effect from time to time and applicable law, while employed during the Term and for a period of six (6) years thereafter, the Company shall indemnify Employee against and hold Employee harmless from any costs, liabilities and losses for Employee’s services as an employee, officer and director of the Company (or any successor).

16. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Employee, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

17. Legal Fees. If either party to this Agreement brings legal action to enforce the terms of this Agreement against another party to this Agreement, except as may otherwise be ordered by the court or other forum, each such party shall be liable for his or its own expenses incurred in such legal action including costs of court or other forum and the fees and expenses of counsel; provided, however, the Company shall pay all of Employee’s actual legal fees and expenses reasonably incurred by Employee in (i) any claim by Employee following a Change of Control or (ii) any successful claim against the Company or its successor in interest. Subject to Section 18, all reimbursements by the Company hereunder shall be made within ten (10) business days after delivery of Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. This reimbursement obligation shall remain in effect following Employee’s termination of employment for the applicable statute of limitations period relating to any such claim.

18. Section 409A of the Code.

(a) General. It is intended that payments and benefits made or provided under this Agreement shall comply with Section 409A of the Code or an exemption thereto. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent permissible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Employee pursuant to Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Employee’s separation from service (as determined in accordance with Section 409A of the Code)), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Employee under this Agreement during the six (6)-month period immediately following Employee’s separation from service on account of Employee’s separation from service shall be accumulated and paid with interest (based on the “prime rate” as published in The Wall Street Journal, plus one (1) percent) to Employee on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If Employee dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid either to Employee’s beneficiary or the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Employee’s death. As soon as administratively feasible upon the Employee’s separation from service, or if earlier, upon a Change of Control, the maximum amount which may become payable to Employee after separation from service (other than amounts that may be immediately payable), shall be contributed to the trustee of a “rabbi” trust substantially in the form attached hereto (the “Trust”). Such amounts that would otherwise be payable upon separation from service shall be held by the trustee pursuant to the terms of such Trust until paid to Employee.

19. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties’ agreement: no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Employee represents and warrants that the execution of this Agreement will not result in any breach of any prior or existing agreement executed by Employee with respect to any third party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter and supersedes and replaces in full all prior written or oral agreements and understandings between the parties with respect to such subject matters; provided, however, that the provisions set forth in the fourth paragraph of the 2012 Letter Agreement relating to the application of a holding requirement to certain share of Common Stock until May 31, 2016 shall survive and continue to apply as if set forth herein in its entirety, with the terms “Good Reason,” “Cause” and “disability” as used in the 2012 Letter Agreement having the meanings given to such terms under this Agreement.

– SIGNATURE PAGE FOLLOWS –

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement as of February 27, 2014, effective for all purposes as provided above on the Effective Date.

Freeport-McMoRan Copper & Gold Inc.

By:	/s/ H. Devon Graham, Jr.
Name: H. Devon Graham, Jr. Title: Director and Chairman of the Compensation Committee of the Board of Directors

Employee

/s/ James C. Flores
James C. Flores

Annex A

(a) As used in this Annex A and elsewhere in the Agreement, a “Change of Control” shall mean an occurrence of the following during the Term (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (b) below):

(i) the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this Section (a)(i), the following will not constitute a Change of Control:

(A) any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change of Control under Section 1.3(a)(iii) hereof) of Common Stock directly from the Company,

(B) any acquisition of Common Stock by the Company or its subsidiaries,

(C) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company,

(D) any acquisition of Common Stock pursuant to a Business Combination that does not constitute a Change of Control under Section (a)(iii) hereof; or

(ii) individuals who as of the effective date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii) the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:

(A) the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

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(B) no Person together with all Affiliates of such Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Post-Transaction Corporation or 30% or more of the combined voting power of the then outstanding voting securities of the Post-Transaction Corporation, and

(C) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b) As used in this Annex A and elsewhere in the Agreement, the following terms have the meanings indicated:

(i) Affiliate: “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

(ii) Beneficial Owner: “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (A) the power to vote, or direct the voting of, the security, and/or (B) the power to dispose of, or to direct the disposition of, the security.

(iii) Common Stock: “Common Stock” means the common stock, $.10 par value per share, of the Company.

(iv) Company Voting Stock: “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.

(v) Majority Shares: “Majority Shares” means the number of shares of the Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

(vi) Person: “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(vii) Post-Transaction Corporation: Unless a Change of Control includes a Business Combination, “Post-Transaction Corporation” means the Company after the

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Change of Control. If a Change of Control includes a Business Combination, “Post-Transaction Corporation” will mean the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” will mean such ultimate parent entity.

(viii) Threshold Percentage: “Threshold Percentage” means 30% of all then outstanding Common Stock.

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